Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI REAFFIRMS THIRD QUARTER FISCAL 2008 GUIDANCE

SAN JOSE, CA (July 15, 2008) — Sanmina-SCI Corporation (“the Company”) (NASDAQ GS: SANM), a leading global electronics manufacturing services (EMS) company today announced third quarter fiscal 2008 revenue from continuing operations was approximately $1.9 billion, exceeding previously provided guidance of between $1.775 to $1.875 billion.  Non-GAAP diluted earnings per share for continuing operations is expected to be at the high-end of the previously provided guidance of $0.03-$0.05.  Cash and cash equivalents at the end of the quarter increased by more than $100 million from the prior quarter.

The Company will release full financial results for the third quarter ended June 28, 2008 on July 23, 2008.  A conference call regarding these results will be held at 5:00 PM ET (2:00 PM PT) on July 23, 2008.  The conference call will be broadcast via the Internet and is accessible by logging on to the Sanmina-SCI website at www.sanmina-sci.com.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing expectations for the Company’s non-GAAP earnings per share for its third fiscal quarter ended June 28, 2008 are preliminary and constitute forward-looking information within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual non-GAAP earnings per share could differ due to adjustments or changes made during the Company’s financial statement closing process for the third quarter.

Sanmina-SCI Contact

Paige Bombino

Investor Relations

408-964-3610

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